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                                                                      Exhibit 12
                        GTE CORPORATION AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)

                                  (Unaudited)


                                                                               Years Ended December 31
                                                                ----------------------------------------------------
                                                                      1993              1992               1991
                                                                      ----              ----               ----
Net earnings available for fixed charges:
    Income from continuing operations                             $  989,803          $1,787,035         $1,528,102
    Add (deduct) -
       Income taxes                                                  567,747             966,589            662,860
       Interest expense                                            1,298,234           1,475,670          1,574,746
       Capitalized interest (net of amortization)                     (3,421)             (4,931)           (14,791)
       Preferred stock dividends of subsidiaries                      22,162              23,429             25,317
       Additional income requirement on preferred
          stock dividends of subsidiaries                             12,739              12,671             11,006
       Minority interests                                            112,335             112,425            103,626
       Portion of rent expense representing interest                 153,058             196,533            210,698
                                                                     -------          ----------        -----------
                                                                   3,152,657           4,569,421          4,101,564
    Deduct - Minority interests                                     (236,944)           (248,979)          (247,284)
                                                                  ----------          ----------         ----------
               Adjusted earnings available
                   for fixed charges from
                   continuing operations                          $2,915,713          $4,320,442         $3,854,280
                                                                  ==========          ==========         ==========

Fixed Charges:
    Interest charges                                              $1,298,234          $1,475,670         $1,574,746
    Preferred dividends of subsidiaries                               22,162              23,429             25,317
    Additional income requirement on preferred
       dividends of subsidiaries                                      12,739              12,671             11,006
    Portion of rent expense representing interest                    153,058             196,533            210,698
                                                                  ----------          ----------         ----------
                                                                   1,486,193           1,708,303          1,821,767
    Deduct - Minority interests                                      (78,421)            (86,504)           (89,479)
                                                                  ----------          ----------         ----------
               Adjusted fixed charges                             $1,407,772          $1,621,799         $1,732,288
                                                                  ==========          ==========         ==========

Ratio of Earnings to Fixed Charges - continuing
   operations                                                           2.07                2.66               2.22
                                                                        ====                ====               ====

                                                                     Years Ended December 31
                                                                ----------------------------------
                                                                     1990               1989
                                                                     ----               ----
Net earnings available for fixed charges:
    Income from continuing operations                              $1,622,261         $1,550,450
    Add (deduct) -
       Income taxes                                                   697,963            719,854
       Interest expense                                             1,510,909          1,282,691
       Capitalized interest (net of amortization)                     (18,316)           (18,121)
       Preferred stock dividends of subsidiaries                       28,697             33,775
       Additional income requirement on preferred
          stock dividends of subsidiaries                              12,357             15,676
       Minority interests                                              83,471             79,554
       Portion of rent expense representing interest                  206,959            199,408
                                                                   ----------         ----------
                                                                    4,144,301          3,863,287
    Deduct - Minority interests                                      (224,240)          (211,816)
                                                                   ----------         ----------
               Adjusted earnings available
                   for fixed charges from
                   continuing operations                           $3,920,061         $3,651,471
                                                                   ==========         ==========

Fixed Charges:
    Interest charges                                               $1,510,909         $1,282,691
    Preferred dividends of subsidiaries                                28,697             33,775
    Additional income requirement on preferred
       dividends of subsidiaries                                       12,357             15,676
    Portion of rent expense representing interest                     206,959            199,408
                                                                   ----------         ----------
                                                                    1,758,922          1,531,550
    Deduct - Minority interests                                       (91,730)           (80,287)
                                                                   ----------         ----------
               Adjusted fixed charges                              $1,667,192         $1,451,263
                                                                   ==========         ==========

Ratio of Earnings to Fixed Charges - continuing
   operations                                                            2.35               2.52
                                                                         ====               ====